Stifel Reports January 2024 Operating Data

ST. LOUIS, MO, February 22, 2024 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for January 31, 2024 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Client assets under administration and fee-based assets increased 1% from the prior month and reached record levels of $447 billion and $167 billion, respectively, as we continue to benefit from strong equity markets and solid recruiting pipelines. Client money market and insured products declined by 1% from year-end levels as the expected seasonal decline in sweep deposits was partially offset by the increase in Smart Rate balances. Overall client cash, inclusive of money market funds and short-term treasuries, was essentially flat in January compared to the prior month.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	1/31/2024	1/31/2023	12/31/2023	1/31/2023	12/31/2023

Total client assets	$446,724	$407,844	$444,318	10%	1%

Fee-based client assets	$166,682	$150,891	$165,301	11%	1%

Private Client Group fee-based client assets	$146,729	$132,763	$145,513	11%	1%

Bank loans, net (includes loans held for sale)	$19,525	$20,768	$19,730	(6)%	(1)%

Client money market and insured product (1)	$26,144	$27,349	$26,474	(4)%	(1)%

(1)	Includes Sweep deposits, Smart Rate deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations